Exhibit 15.1


To Homestead Village Incorporated:

We are aware that Homestead Village Incorporated and subsidiaries has incorporated by reference in the Registration Statement (Form S-8) pertaining to the Homestead Village Incorporated 1999 Long-Term Savings Plan its Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 which include our reports dated April 23, 1999, July 22, 1999 and October 28, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                             ARTHUR ANDERSEN LLP




Atlanta, Georgia
December 3, 1999